Exhibit 21.1

Subsidiaries of SiTime Corporation

Subsidiary	Jurisdiction
SiTime Ukraine, LLC	Ukraine
SiTime Netherlands, B.V.	Netherlands
SiTime Japan GK SiTime France	Japan France
SiTime Malaysia SDN. BHD.	Malaysia
SiTime Taiwan Limited	Taiwan
SiTime Finland Oy	Finland
SiTime Korea Ltd.	Korea